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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                    FORM 15

         Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or Suspension of
Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act
                                    of 1934

                       Commission File Number: 000-29772
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                              IVI Checkmate Corp.
                              -------------------
            (Exact name of registrant as specified in its charter)

                     1003 Mansell Road, Atlanta, GA 30076
                                 770-594-6000
                                 ------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.01 par value per share
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           (Title of each class of securities covered by this Form)

                                     None
                                     ----
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a) (1) (i)   [X]               Rule 12h-3 (b) (1) (ii)  [ ]

Rule 12g-4 (a) (1) (ii)  [ ]               Rule 12h-3 (b) (2) (i)   [ ]

Rule 12g-4 (a) (2) (i)   [ ]               Rule 12h-3 (b) (2) (ii)  [ ]

Rule 12g-4 (a) (2) (ii)  [ ]               Rule 15d-6               [ ]

Rule 12h-3 (b) (1) (i)   [X]

     Approximate number of holders of record as of the certification or notice date: One (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934, IVI Checkmate Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 8, 2001           By:  /s/ L. Barry Thomson
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                                     L. Barry Thomson, President and
                                     Chief Executive Officer